PERCEPTRON
Sensing the Future
47827 Halyard Drive
Plymouth, Michigan  48170-2164
(734) 414-4810  Facsimile: (734) 414-4800


FOR IMMEDIATE RELEASE

CONTACT:       Alfred A. PeaseStefanie King
               Chairman & CEO Edelman Financial
               734/414-4810   212/704-8291


PERCEPTRON, INC WINS KEY DAMAGE AWARD IN FEDERAL COURT

PLYMOUTH, MI. December 15, 1998 - Perceptron, Inc. (Nasdaq: PRCP) announced today that it has won a significant judgment in the U.S. District Court for the Eastern District of Michigan against Sensor Adaptive Machines, Inc.
(SAMI) of Windsor, Ontario. The litigation, filed in June, 1996, charged SAMI with violation of a covenant not to compete that was agreed to as part of a 1990 purchase agreement with Diffracto, Ltd. SAMI filed counterclaims in 1997, including a charge of tortious interference with SAMI's business practices.

A jury of eight unanimously awarded Perceptron damages of over $732,000 and found in Perceptron's favor on each of SAMI's counterclaims submitted to the jury. As with all such cases, SAMI has the right to appeal the judgment.

Alfred A. Pease, Chairman & CEO of Perceptron, commented, "We are pleased with this verdict. It vindicates Perceptron's position and demonstrates our resolve to vigorously defend our rights."

Perceptron designs, manufactures and markets information-based process measurement and guidance solutions for industry. Perceptron's systems are recognized in a number of industries and market segments as important tools for improvement of quality, productivity, and efficiency. Perceptron markets its products and sells its products worldwide through its offices in Michigan, Germany, Brazil, The Netherlands, Korea and Japan.